--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              SIFCO INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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

                             SIFCO INDUSTRIES, INC.

                  970 EAST 64TH STREET, CLEVELAND, OHIO 44103

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of SIFCO Industries, Inc. will be held in the National City Bank auditorium (4th floor) of the National City Center Annex Building, 1900 East 9th Street, Cleveland, Ohio, on January 30, 1996 at 10:30 a.m., for the following purposes:

         1.  To elect three directors for a three-year term expiring in 1999.

         2.  To adopt the 1995 Stock Option Plan.

         3. To ratify the designation of Arthur Andersen LLP as the independent auditors of the Company.

         4. To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

         The holders of record of Common Shares at the close of business on December 8, 1995, will be entitled to receive notice of and vote at the meeting.

         The Company's Annual Report for the fiscal year ended September 30, 1995 has been previously mailed to Shareholders.

         By order of the Board of Directors.

                             SIFCO Industries, Inc.

                             Mara L. Babin, Secretary

December 22, 1995

         KINDLY FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE PRESENT AND VOTE IN PERSON AT THE MEETING, YOUR PROXY WILL NOT BE USED.

                             SIFCO INDUSTRIES, INC.

                  970 EAST 64TH STREET, CLEVELAND, OHIO 44103

                               December 22, 1995

                                ---------------
                                PROXY STATEMENT
                                ---------------

                              GENERAL INFORMATION

         The proxy which accompanies this statement is solicited by the Board of Directors of SIFCO Industries, Inc. (the "Company") for use at the 1996 Annual Meeting of the Shareholders of the Company to be held January 30, 1996, or at any adjournment thereof. This proxy statement was first mailed on December 22, 1995 to shareholders of record on December 8, 1995.

         Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing or in the open meeting. However, the mere presence at the meeting of the shareholder granting a proxy does not revoke the proxy. Unless revoked by notice as above stated, the shares represented by valid proxies will be voted on all matters to be acted upon at the meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which abstention is applicable. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the election of directors and the ratification of the new 1995 stock option plan and the auditors. Broker non-votes will not affect the outcome of any matter for which the 1996 annual meeting is called.

         The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such brokers, custodians, nominees or fiduciaries, who will be reimbursed by the Company for their expenses in so doing.

OUTSTANDING SHARES AND VOTING RIGHTS

         The record date for determination of shareholders entitled to vote at the 1996 Annual Meeting is December 8, 1995. As of the record date, the outstanding voting securities of the Company were 5,104,438 Common Shares. Each Common Share, exclusive of treasury shares, has one vote. The Company held no Common Shares in its treasury on the record date. The holders of a majority of the Common Shares of the Company issued and outstanding and entitled to be cast, present in person or by proxy, shall constitute a quorum for the purposes of the Annual Meeting.

         Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President or any Vice President or the Secretary of the Company, not less than forty-eight hours before the time fixed for holding the meeting, that the shareholder desires that the voting for election of directors shall be cumulative, each shareholder will have cumulative voting rights in the election of directors and can give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such number of votes among as many candidates and in such manner as the shareholder deems advisable. In case of such notice, it is intended that the persons named in the accompanying proxy will vote cumulatively for all or such of the nominees hereinafter mentioned as they deem best.

         As of December 8, 1995, Jeffrey P. Gotschall, Marilyn Free Scott and Charles H. Smith, III, 970 East 64th Street, Cleveland, Ohio 44103, owned, as Trustees, 2,014,510 Common Shares representing 39.46% of the outstanding Common Shares of the Company, such Common Shares having been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement entered into as of February 1, 1987 and extended to January 31, 1997 by an Extension Agreement dated December 2, 1991. Voting Trust Certificates for the number of Common Shares so deposited have been delivered by the Trustees (or their predecessors) to the beneficial owners thereof, except for any numbers of shares less than one hundred (100) as may exist from time to time, for which no Voting Trust Certificates are delivered. The Trustees under the Voting Trust Agreement share voting control with respect to all such Shares.

         The table below names the persons who are known by the Company to be the beneficial owners of more than 5% of its outstanding Common Shares and, unless noted otherwise, as of December 8, 1995, the number of such Common Shares beneficially owned by, or held in trust for, each such person (including their spouses and children who live with them, if any) and the percentage of the outstanding Common Shares entitled to vote which that number of shares constitutes.

                 NAME AND ADDRESS                  AMOUNT AND NATURE OF             PERCENT
                 OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP             OF CLASS
                 -------------------               --------------------             --------
      Mrs. George D. Gotschall                     742,514 (1)                      14.54%
      2400 Gulf Shore Blvd. N., Apt. 201
      Naples, Florida  33940

      Charles H. Smith, Jr.                        599,636 (1) (2)                  11.74%
      4565 South Lake Drive
      Boynton Beach, FL  33436

      Dimensional Fund Advisors, Inc.              256,875 (3) (4) (5) (6)           5.03%

      Heartland Advisors, Inc                      266,300 (7)                       5.21%

(1)   All shares owned by Mrs. G. D. Gotschall, and 598,136 shares owned by
      C. H. Smith, Jr. are subject to the Voting Trust Agreement described above.
(2) Includes 1,500 shares owned by his wife which are not subject to the Voting Trust Agreement.
(3)   As of September 30, 1995.
(4) Dimensional Fund Advisors, Inc. holds sole voting power to 176,000 Common Shares. Persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group Inc., (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote 49,475 additional shares which are owned by the Fund and 31,400 Common Shares which are owned by the Trust (both included in Sole Dispositive Power below).
(5) Dimensional Fund Advisors, Inc. holds sole dispositive power to 256,875 Common Shares.
(6) Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such Common Shares.
(7) Heartland Advisors, Inc. serves as an investment advisor to Heartland Group, Inc., a series investment company. Heartland Advisors, Inc.
      holds sole dispositive power, and Heartland Group, Inc. holds sole voting power, to 266,300 Common Shares.

                             ELECTION OF DIRECTORS

         The size of the Board of Directors is currently fixed at nine and classified into three classes. The term of office of one class of directors expires in each year. The terms of office of William R. Higgins, Hudson D. Smith and J. Douglas Whelan will expire on the day of the 1996 Annual Meeting.

         Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Messrs. William R. Higgins, Hudson D. Smith and J. Douglas Whelan to serve for three-year terms ending in 1999, and until their respective successors are elected. All nominees currently serve as directors of the Company. Mr. Whelan was elected to the Board by the directors in October 1995 to fill the vacancy created by the retirement of Herbert S. Richey.

         The nominees receiving the greatest number of votes shall be elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees should be occasioned by death or other unexpected occurrence, it is currently intended that the proxies will be voted for reducing the size of the Board to eight or for the election of such other person or persons, if any, as the Nominating Committee of the Board may recommend.

         The following information was furnished to the Company by each director or nominee and sets forth the name, age, principal occupation or employment of each director and the period during which he has served as a director of the Company. Except as otherwise noted below, each director or nominee has held his principal occupation or employment for at least five years.

NOMINEES FOR TERMS EXPIRING IN 1999

WILLIAM R. HIGGINS, 53, Director since 1992.  President, Advanced Technology &
         Research, Inc., Clearwater, Florida (design manufacturing of advanced composite material products) since 1980. Mr. Higgins previously served as a research consultant in composites technology for Jet Executive International and Gulfstar, Inc. Mr. Higgins also served as President of Force Engineering, Sarasota, Florida from 1974 to 1978 (design and manufacture of composites technology for boat industry).

HUDSON D. SMITH, 44, Director since 1988.  Treasurer of the Company since 1983;
         Vice President and General Manager of SIFCO Forge Group since February 1995; General Manager of SIFCO Forge Group's Cleveland Operations from October 1989 through January 1995; Group General Sales Manager of SIFCO Forge Group from July 1985 through September 1989.


J. DOUGLAS WHELAN, 56, Director since October 1995. President of Wyman-Gordon Forgings since May of 1994. From 1989 through April 1994, Mr. Whelan served as Vice President of Operations for the Cameron Forged Products Division of Cooper Industries. From 1965 to 1989, Mr. Whelan served in a variety of executive and management positions with Cameron Iron Works.


DIRECTORS WHOSE TERMS EXPIRE IN 1998

GEORGE D. GOTSCHALL, 75, Director from 1950 to 1958 and continuously since 1962. Mr. Gotschall is Assistant Secretary of the Company and previously served the Company until February 1983 as Vice President-International and Treasurer. Mr. Gotschall is also a director of National City Trust Company, West Palm Beach, Florida (banking).

RICHARD S. GRAY, 64, Director since January 1986. President, Enterprise Development Inc. since April 1987. From November 1985 to April 1987, Director of The Center for Venture Development; from July 1984 to June 1985, Senior Vice President of LTV Steel, Cleveland, Ohio (primary steel manufacturer). Mr. Gray is a Director of Shiloh Industries, Inc., (flatrolled steel processor; producer of valve actuator systems).

THOMAS J. VILD, 61, Director since 1994. Management Consultant since 1990. Mr. Vild was a security analyst with the investment firm of Roulston Research from 1987 through 1990 and former Director of Market Analysis and Forecasting for the Aircraft Components Group of TRW from 1978 to 1987. Prior to such time, Mr. Vild served in a variety of management positions at Martin Marietta Corporation and Gould, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 1997

JEFFREY P. GOTSCHALL, 47, Director since October 1986. Chief Executive Officer since July 1990, President since October 1989 and Chief Operating Officer from October 1986 to July 1990. Mr. Gotschall previously served the Company from October 1986 through September 1989 as Executive Vice President and from May 1985 through February 1989 as President of SIFCO Turbine Component Services.

DR. DAVID V. RAGONE, 65, Director since 1983. Senior Lecturer -- Massachusetts Institute of Technology (Department of Materials Science and Engineering) since July 1988, previously Visiting Professor at M.I.T. from July 1987 through June 1988. Dr. Ragone was President of Case Western Reserve University from July 1980 through June 1987 and theretofore Dean of the College of Engineering at the University of Michigan. Dr. Ragone is also a director of Augat, Inc. (electronic components and circuits) and Cabot Corporation (carbon black and natural gas). He was a general partner of Ampersand (venture capital fund) from 1988 to April 1992 and has now been a partner of Ampersand Ventures since April 1992.

CHARLES H. SMITH, JR., 75, Director since 1941, Chairman of the Board, Mr. Smith previously served the Company as its Chief Executive Officer from January 1943 until February 1983. Mr. Smith is also a director of Bharat Forge Co. Ltd., Poona, India (forgings) and is a former Chairman of the Board of the Chamber of Commerce of the United States. He served as a member of the governing body of the International Labor Organization from 1975 to 1978 and served as the United States employer delegate to the ILO from 1975 to 1992.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND NOMINEES

         The following table sets forth as of December 8, 1995, the number of Common Shares of the Company beneficially owned by each director, nominee for director, officer and all directors and officers as a group, according to information furnished to the Company by such persons:

                                                   AMOUNT AND
                                                   NATURE OF
                                                   BENEFICIAL       PERCENT
         NAME                                      OWNERSHIP (1)    OF CLASS
         ----                                      -------------    --------
   Richard A. Demetter                                40,255          *
   George D. Gotschall (2)(3)(4)                     742,514        14.54%
   Jeffrey P. Gotschall (2)(4)(5)(8)                 115,874         2.27%
   Richard S. Gray                                    10,000          *
   William R. Higgins                                    500          *
   David V. Ragone (6)                                41,737          *
   Charles H. Smith, Jr. (2)(3)(4)                   599,636        11.74%
   Hudson D. Smith (2)(4)(5)                         132,727         2.60%
   Thomas J. Vild                                      1,000          *
   J. Douglas Whelan                                   8,000
All Directors and Officers as a Group (7)          2,144,654        42.01%

*Shares owned are less than one percent of class.

(1) Unless otherwise stated below, the shares owned by each director or nominee are owned of record by that person who has sole voting and investment power as to those shares. A portion of the total number of shares for the following persons and group represents shares which could be acquired within 60 days of the date of this Proxy Statement by exercise of stock options: Mr. J. P. Gotschall, 16,250 shares; Mr. H. D. Smith, 8,750 shares; Mr. R. A. Demetter, 16,250 shares; and all directors and officers as a group 41,250 shares.

(2) Includes in the cases of Messrs. G. D. Gotschall, J. P. Gotschall, H. D. Smith and C. H. Smith, Jr. shares owned by their spouses and any minor children or in trust for them, their spouses and their lineal descendants.

(3)  Mr. C. H. Smith, Jr. and Mr. G. D. Gotschall are brothers-in-law.

(4) Includes Voting Trust Certificates issued by the Voting Trust described above representing an equivalent number of Common Shares held by such Trust as follows: Mr. G. D. Gotschall -- 742,514; Mr. J. P. Gotschall -- 97,997; Mr. C. H. Smith, Jr. -- 599,636; and Mr. H. D. Smith -- 119,983.

(5) Mr. J. P. Gotschall is the son of Mr. G. D. Gotschall and the nephew of Mr. C. H. Smith, Jr. Mr. H. D. Smith is the son of Mr. C. H. Smith, Jr. and the nephew of Mr. G. D. Gotschall.

(6)  Includes shares owned jointly with his wife.

(7)  Includes 2,014,510 shares held in the Voting Trust as to which Messrs.
     J. P. Gotschall and C. H. Smith III, and Marilyn Free Scott, as trustees, share voting control. Also includes shares reported as beneficially owned by Dr. Ragone as described in Note (6).

(8) Does not include an additional 1,898,636 shares held in the Voting Trust as to which J. P. Gotschall, Marilyn Free Scott and C. H. Smith III, as trustees, share voting power.

ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

         The Company's Board of Directors held four regularly scheduled meetings and one special meeting during the last fiscal year. Among the Board of Directors' standing committees are the Audit; Compensation, Pension and Stock Option; Nominating; and Technology Committees.

         The functions of the Audit Committee are to determine the scope of the audit, to discuss any special problems that may arise during the course of the audit and to review the audit and findings for the purpose of reporting to the Board of Directors. The Audit Committee, currently composed of Mr. Gray, Dr. Ragone, Mr. Vild and Mr. Higgins, held two meetings during the last fiscal year.

         The function of the Compensation, Pension and Stock Option Committee is to review the compensation of directors and officers of the Company and to recommend to the Board of Directors the employees of the Company to whom stock options should be granted and the number of shares which should be subject to each option so granted. The

Compensation, Pension and Stock Option Committee, currently composed of Messrs. Gray and Higgins, held one meeting during the fiscal year.

         The function of the Nominating Committee is to recommend candidates for the Board of Directors. The Nominating Committee, currently composed of Dr. Ragone, and Messrs. G. D. Gotschall and Gray, held no formal meetings separate from Board meetings during the fiscal year but met in conjunction with Board meetings and had informal discussions during the year. The Nominating Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Nominating Committee should submit such recommendation in writing to a member of the Nominating Committee or the Secretary of the Company.

         The function of the Technology Committee is to review developments in technology that may impact the businesses and marketplace the Company serves. The Technology Committee, comprised of Dr. Ragone and Messrs. Gray, Higgins and Hudson Smith, held one meeting in 1995.

         Each director (other than directors who are employed by the Company) receives an annual retainer fee of $12,000 and an attendance fee of $600 for each Board and committee meeting attended. Under the Company's deferred compensation program, a director may defer all or any portion of his compensation as a director. Compensation so deferred is credited to an account or accounts on the Company's books and is credited, at the participant's election, with interest at a money market rate, or with units the value of which is tied to the market value of the Company's Common Shares at the time the compensation is earned. The amounts so deferred may be distributed, at the election of the director, upon termination of his position with the Company, or at a future date, in a lump sum or in installments over a period not to exceed ten years.

                             EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the highest paid executive officer of the Company whose salary and bonus exceed $100,000 together with the total compensation paid to each such individual for the Company's three previous fiscal years:


                           SUMMARY COMPENSATION TABLE

                                             ANNUAL               LONG TERM
                                          COMPENSATION          COMPENSATION
                                    -----------------------     ------------
    NAME & PRINCIPAL                                               OPTION       ALL OTHER(1)
        POSITION           YEAR     SALARY ($)     BONUS ($)      AWARDS #      COMPENSATION
  --------------------     ----     ---------     ----------     ---------      ------------
  Jeffrey P. Gotschall     1995      175,000       34,000              -0-          1,050
  President & CEO          1994      175,000          -0-              -0-          2,129
                           1993      175,000          -0-           15,000          1,750

  Richard A. Demetter      1995      101,000       18,000              -0-          6,007
  Vice President & CFO     1994      101,000          -0-              -0-          1,223
                           1993      101,000          -0-            5,000          1,312

(1) Represents amounts contributed by the Company as matching contributions pursuant to the Company's Employee Thrift Plan, a defined contribution plan, and compensation paid from the Phantom Stock Plan.

         The value of non-cash compensation and personal benefits furnished by the Company to its executive officers in 1995, valued at their incremental cost to the Company, did not exceed ten percent of the reported cash compensation for such person.

STOCK OPTIONS

         No stock options were granted during the fiscal year ended September 30, 1995.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         Shown below is information with respect to the exercise of stock options during the fiscal year ended September 30, 1995 to purchase the Company's Common Shares by the executive officers named in the Summary Compensation Table and information with respect to unexercised stock options at September 30, 1995 for the Company executive officers named in the Summary Compensation Table.


                  SHARES       VALUE                                   VALUE OF UNEXERCISED IN
                 ACQUIRED                   NUMBER OF UNEXERCISED        THE MONEY OPTIONS AT
      NAME     ON EXERCISE    REALIZED      OPTIONS AT YEAR-END            FISCAL YEAR-END

                                      EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
  Jeffrey P.      16,875     $40,551    11,250           8,750         $2,344         $2,344
  Gotschall

  Richard A.       6,750     $15,798    13,750           3,750         $2,656         $2,656
  Demetter

PENSION PLAN

         The amounts stated in the foregoing Summary Compensation Table do not include amounts paid by the Company for purposes of funding the Company's non-contributory pension plan. Messrs. J. P. Gotschall and R. A. Demetter participate on the same basis as other salaried employees in a non-contributory pension plan known as SIFCO Industries, Inc. Salaried Retirement Plan (the "Retirement Plan").

         The foregoing Summary Compensation Table includes both the base salary, which is compensation covered by the Retirement Plan, and incentive compensation, which is not covered by the Retirement Plan.

         The estimated annual retirement benefit under the Retirement Plan for each participant is based upon the assumption that base salary will remain unchanged until the normal retirement age of 65 is reached, and that likewise the provisions of the Retirement Plan with respect to those retirement benefits will remain unchanged. Under the terms of the Retirement Plan, the amount of normal annual retirement benefit payable to a participating employee is generally based upon years of service with the Company prior to normal retirement date, "final average earnings" (average basic salary during the period of 60 consecutive months within the 120 months preceding retirement during which the total amount of basic salary was the highest) and average Social Security covered compensation. For an employee retiring with 25 years of service or less, the benefit is equal to 2.144% of final average earnings minus .625% of average Social Security covered compensation multiplied by years of service up to 25 years. If an employee has more than 25 years of service at retirement, the benefit is increased by 1.25% of final average earnings multiplied by his years of service in excess of 25 years. The amount so determined is payable in the form of a single life annuity or a lump sum payment.

                                YEARS OF SERVICE

   REMUNERATION          15             20             25            30             35
-----------------------------------------------------------------------------------------
     $ 50,000          13,651         18,202        22,752         25,877        29,002
       75,000          21,691         28,922        36,152         40,839        45,527
      100,000          29,731         39,642        49,552         55,802        62,052
      125,000          37,771         50,362        62,952         70,764        78,577
      150,000          45,811         61,082        76,352         85,727        95,102
      175,000          53,851         71,802        89,752        100,689       111,627
      200,000          61,891         82,522       103,152        115,652       128,152

         The payments by the Company to fund the benefits under the Retirement Plan are actuarially determined. The estimated annual benefits payable upon retirement and projected years of credited service to retirement to the above-named officers are as follows: Mr. J. P. Gotschall -- $122,198 (39.8 years); and Mr. R. A. Demetter -- $54,820 (28.8 years). To the extent benefits cannot be provided under the retirement plan due to the limitations of section 415 of the Internal Revenue Code of 1986, as amended (the "Code") (currently maximum annual benefits of $120,000 and maximum covered compensation of $150,000), such benefits will be provided to executive officers by a non-qualified supplemental benefit plan. Total pension expense for the Retirement Plan for fiscal year 1995 was $353,408.

EMPLOYEES' THRIFT PLAN

         The amounts stated in the Summary Compensation Table include amounts contributed and expensed by the Company under the SIFCO Industries, Inc. Employees' Thrift Plan. This Plan is a qualified 401(k) plan and was established in 1981 to encourage savings among employees. By the terms of the Plan, all employees are permitted to contribute up to 16% of their pay, up to a maximum amount of $9,240 in calendar year 1995, including wages, overtime pay and any commissions received, to a trust fund. Under the Plan, the Company matches 60% of the first 2% of pay contributed.

         Employee contributions may be invested in one or more of four funds: an equity fund, a balanced fund, an international fund and a government money market fund. For employees with less than three full years of service, one-half of the amounts contributed by the Company are automatically vested. The remaining 50% becomes fully vested after three full years of service. Amounts contributed by the Company for employees with three or more full years of service vest immediately. Withdrawals of employee after-tax contributions may be made at six-month intervals for any reason, but withdrawals of employee before-tax contributions and all other vested earnings may be made only in cases of certain financial emergencies at six-month intervals. All amounts in the fund credited to an employee are payable in cash or stock on the employee's death, retirement or permanent disability.

PHANTOM STOCK PLANS

         The Company has outstanding units pursuant to three compensatory phantom stock plans for key employees of the Company and its subsidiaries. Under these plans, an aggregate of up to 600,000 units were authorized to be awarded. The authority to grant units under the plans expired September 30, 1985 as to the 1981 plan and September 30, 1992 as to the 1987 plan. Awards can be granted under the phantom plan adopted in 1994 (the "1994 Phantom Plan") until September 30, 1999. Units were credited to participating employees' unit accounts at the average of the high and low trading prices of the Company's Common Shares on the 10 business days preceding the date of award. At such times as dividends are paid on the Common Shares of the Company, the Company credits to participating employees' dividend equivalent accounts the number of share equivalents which could have been purchased had an equivalent dividend been paid on the phantom stock units credited to the employee's unit accounts and applied to purchase the Company's

Common Shares.

         The earliest date (the "Valuation Date") upon which a participating employee (i) retires from the Company in conformity with its customary retirement policies, (ii) retires early with the consent of the Company, (iii) becomes disabled such that he is eligible to receive benefits under the Company's long-term disability plan, (iv) dies, (v) notifies the Company of his election to voluntarily discontinue participation in the Plan or the Company terminates the Plan, fixes the amounts to which a participating employee is entitled to receive under the Plan. A participating employee is entitled, with respect to his unit account, to the excess of the average of the high and low trading prices of the Company's Common Shares during the 10 days preceding the Valuation Date over the base value of the units credited to his account and, with respect to his dividend equivalent account, the value of the dividend equivalents credited thereto. Dividend equivalents are valued at the average of the high and the low trading prices of the Company's Common Shares over the 10 days preceding the Valuation Date.

         Twenty-five percent (25%) of the units vest on each anniversary of the date of the grant, and the employee is fully vested after four (4) years. The
dividend equivalent units vest immediately.   The amount of compensation paid
from the Phantom Stock Plan in 1995 was $10,273. Mr. R. A. Demetter received $4,795 of such compensation. As of the date of this Proxy Statement, there were an aggregate of 172,213 award units outstanding to an aggregate of 40 employees under the three plans with base values ranging from $2.72 to $9.25. Included in the foregoing amounts are the number of units and average base value for each of the following: Mr. J. P. Gotschall -- 8,000 units ($5.88); and Mr. Demetter -0- units.

         As of November 15, 1995, the Company's liability under the phantom stock plans for officers was approximately $17,000, and for all participating employees, was $91,000.


                      REPORT OF THE PENSION, COMPENSATION
                           AND STOCK OPTION COMMITTEE

         The Company's compensation of executive officers has three components: base salary, cash incentive and stock options.

         Base salary is set and adjusted with consideration for roughly comparable positions in firms similar to the Company in size and industry, relative degree of responsibility within the Company, performance record and salary history. In fiscal 1995, although the Company did edge back into the black, Mr. Gotschall's salary was unchanged.

         Incentive compensation is calculated annually for each operating division and for corporate headquarters, according to performance against goals for division profit before tax. The total incentive pool for each division can range from 3% - 10% of division profit before tax and is shared by managers of the division in roughly the same proportion as their salaries are to aggregate divisional management salaries. Individual payouts cannot exceed a maximum of seven months' salary for the CEO, lower limits for all other participants. In fiscal 1995 Mr. Gotschall earned a cash incentive of $34,000 equivalent to slightly more than two months' salary.

         In lieu of the Company's incentive plan, Forge Division has a separate "gains sharing" plan, developed in its 1994 restructuring, whereby all members of the division share equally in a pool of division profits accumulated by exceeding quarterly performance goals.

         A Stock Option Plan and a Phantom Stock Option Plan provide long-term management incentives. Grants under both plans are proposed by management, based on performance required to attain the Company's strategic objectives over the next five years, considered and modified or approved by the Compensation, Stock Option and Pension Committee and the Board of Directors. No stock options were awarded in fiscal 1995.

                                                   Richard S. Gray
                                                   William R. Higgins

                               PERFORMANCE GRAPH

         Set forth below is a line graph comparing the price performance of the Company's Common Shares to the price performance of the S&P Composite -500 Stock Index and the S&P Aerospace/Defense Group. The graph assumes that the value of the investment in the Company's Common Shares, the S&P Composite - 500 Stock Index and the S&P Aerospace/Defense Group was $100 on September 30, 1990.


                  COMPARISON OF FIVE-YEAR PRICE PERFORMANCE OF
                     SIFCO INDUSTRIES, INC., S&P 500 INDEX
                        AND S&P AEROSPACE/DEFENSE GROUP

SIFCO STOCK PRICE VS.
S&P 500 AND S&P AEROSPACE/DEFENSE

                                   [GRAPH]

                      THE PROPOSED 1995 STOCK OPTION PLAN

         The Board of Directors has approved and recommends adoption by the shareholders of the 1995 Stock Option Plan (the "1995 Plan"). The purpose of the 1995 Plan is to advance the interests of the Company and its shareholders by allowing the Company to provide to certain of its officers and employees an incentive to acquire Common Shares of the Company. The Board of Directors believes that the 1995 Plan will provide benefits comparable to those offered by other corporations and in so doing will enable the Company to retain and attract employees, and provide those employees with the incentive of a financial interest in the success of the Company.

VOTE REQUIRED FOR ADOPTION OF PLAN

         The affirmative vote of a majority of the Common Shares present at the meeting in person or by proxy and voting on the proposal is required for the adoption of the Plan. The Directors recommend you vote FOR the adoption of the 1995 Stock Option Plan.

DESCRIPTION OF THE PLAN

         Under the 1995 Plan, up to 200,000 Common Shares of the Company have been reserved and are available, at the discretion of the Compensation, Pension and Stock Option Committee (the "Committee"), for grants of options to officers and employees of the Company, its subsidiaries, corporations in which the Company owns at least 20% of the voting securities and any other business entity in which the Company or a subsidiary of the Company has at least a 50% interest. Options may be granted to any such officer or employee who is selected by the Committee to receive stock options. Approximately 12 persons are expected to be eligible to receive options. The Committee is composed of at least three directors of the Company, none of whom is or shall have been eligible to participate in the 1995 Plan or any other stock option plan of the Company for a period of at least one year prior to his appointment to the Committee.

         From time to time, the Committee will designate from among the officers and employees those employees to whom options shall be granted. The option price shall be not less than the fair market value of the stock at the date of grant and the term of the option shall expire on a date fixed by the Committee at the date of grant, which in no event shall exceed ten years. The aggregate fair market value, determined at the time the option is granted, of the stock with respect to which stock options are exercisable for the first time by any individual during a calendar year under the 1995 Plan or any other plan of the Company or any of its subsidiaries shall not exceed $100,000. Currently, options for 110,000 Common Shares of the Company have been granted by the Committee under the 1995 Plan, subject to shareholder approval of the Plan. Based upon the price of the

Company's Common Shares on December 5, 1995, the market value of the shares subject to option is $825,000.

         The Committee may, in its discretion, grant stock appreciation rights with respect to options granted under the 1995 Plan. A stock appreciation right so granted would allow an optionee to surrender an option or portion thereof and to receive payment from the Company in exchange therefor equal to the difference between the per share option price and the fair market value of the optioned shares so surrendered. Payment may be made in shares or cash or a combination of shares and cash, as the Committee may determine. Shares as to which any option is so surrendered would not be available for the grant of future options. The Committee may grant stock appreciation rights concurrently with the grant of an option or with respect to outstanding options. An appreciation right will be exercisable only to the extent that the related stock option may be exercised.

         Options and stock appreciation rights granted under the 1995 Plan will be non-transferrable except by will or the laws of descent and distribution and will be exercisable during the employee's lifetime only by the employee. Each option and stock appreciation right would expire automatically three months after any termination of the employee's employment with the Company for any reason except the employee's death. Upon the death of the employee, options and stock appreciation rights will be exercisable for a period of one year from the date of death.

         The 1995 Plan may be amended, modified or terminated at any time by action of the Board of Directors or shareholders of the Company. Shareholder approval would be required for any modification which would (i) increase the number of shares as to which options may be granted except for changes in capitalization, (ii) change the employees or class of employees to whom options may be granted, (iii) reduce the price at which options may be granted, (iv) extend the expiration date of the 1995 Plan or (v) materially increase the benefits accruing to participants under the 1995 Plan. By its terms, the 1995 Plan shall expire on October 31, 2005, but such expiration will not affect options then outstanding.

FEDERAL INCOME TAX EFFECTS - INCENTIVE STOCK OPTIONS

         Counsel for the Company has advised that for federal income tax purposes, under the existing statutes, regulations, and authorities:

         (a) No taxable income will result to an employee upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, any excess of the fair market value of the Common Shares over the option price is a tax preference item which may result in the imposition of the alternative minimum tax in the year of exercise. However, if any of such Common Shares are disposed of by the optionee in a disqualifying disposition in the same taxable year as the exercise, there will be no item of tax preference as to such disposed Common Shares, although the optionee will recognize ordinary income as discussed below in paragraph (c). In cases where the exercise of the option does produce an item of tax preference, the basis of the Common Shares for purposes of the alternative minimum tax will include the amount of such tax preference item.

         (b) On the subsequent sale of Common Shares acquired by the exercise of an incentive stock option, gain or loss will be recognized in an amount equal to the difference between the amount realized on the sale and the employee's tax basis in the Common Shares sold. The tax basis of Common Shares acquired solely for cash will be equal to the amount of cash paid. If an incentive stock option is exercised using previously acquired stock (or stock and cash) in payment, the employee's tax basis for the number of Common Shares received equal to the number used in payment shall be the same as the employee's basis in the stock used as payment. The employee's aggregate tax basis in any additional Common Shares received will be equal to the amount of cash paid (if any).

         (c) If a disposition of Common Shares does not take place until more than two years after grant and more than one year after exercise of the option, any gain or loss realized will be treated as long-term capital gain or loss. Under such circumstances, the Company will not be entitled to a deduction for income tax purposes in connection with the exercise of the option. If a disposition occurs within two years after grant or one year after exercise of the option, the difference between the fair market value of the Common Shares on the date of exercise (or, in certain cases, the amount realized on disposition if less than the market value on the date of exercise) and the employee's tax basis in the Common Shares sold is taxable as compensation income (subject to withholding) to the employee and is deductible by the Company for federal income tax purposes. Any additional amount realized on the disposition will be taxed as either long-term or short-term capital gain.

         (d) If the option price of an incentive stock option is paid by using Common Shares which were themselves acquired upon the exercise of an incentive stock option ("Payment Shares") and the Payment Shares have not been held for more than one year from exercise and two years from grant, the transfer of such Payment Shares to exercise an incentive stock option will be treated as a "disposition" of such Payment Shares. Upon such disposition, the excess of the fair market value of the Payment Shares on the date they had originally been acquired (or, if less, the fair market value of the Payment Shares on the date of disposition) over the employee's tax basis in such Payment Shares is taxable as compensation income (subject to withholding) to the employee and is deductible by the Company.

FEDERAL INCOME TAX EFFECTS - NONSTATUTORY STOCK OPTIONS

         Counsel for the Company has advised that for federal income tax purposes, under the existing statutes, regulations, and authorities:

         (a) No taxable income will result to an employee upon the grant of a non-statutory option.

         (b) Upon the exercise of a non-statutory option by an employee, the employee will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Shares at the date of exercise over the option price. If payment of the option price is made by delivering Common Shares with a fair market value equal to such option price, the employee will realize ordinary income in an amount equal to the fair market value of the "additional shares" received (i.e., the excess of the number of Common Shares received over the number surrendered) less any cash paid on exercise of the option (which is the same amount of ordinary income as if the option price were paid entirely in cash). Such ordinary income constitutes compensation income subject to withholding, and is deductible by the Company on its tax return.

         (c) On the subsequent sale of Common Shares, gain or loss will be recognized in an amount equal to the difference between the tax basis thereof and the amount realized on such sale. The tax basis of Common Shares acquired by a cash payment of the option price (and the tax basis of any "additional shares" received where the option price is paid by delivery shares) will be the fair market value thereof on the date of exercise. The tax basis of the Common Shares received equal in number to those surrendered where the option price is paid by delivering Common Shares will be the same as that of the Common Shares surrendered. If the Common Shares are held for more than one year, any such gain or loss will be treated as long-term capital gain or loss.

STOCK APPRECIATION RIGHTS

         As to stock appreciation rights, counsel for the Company has advised that for federal income tax purposes, under the existing statutes, regulations, and authorities:

         (a) No taxable income will result upon the grant of a stock appreciation right.

         (b) If an employee surrenders either an incentive stock option or a non-statutory stock option or portion thereof upon the exercise of a stock appreciation right, the employee will recognize compensation income (subject to withholding) in an amount equal to the sum of the cash received and the fair market value of the Common Shares received. The Company will be entitled to a deduction in the same amount.

         (c) On the subsequent sale of Common Shares acquired by exercise of a stock appreciation right, gain or loss will be recognized in an amount equal to the difference between the fair market value of the Common Shares on the date of exercise and the amount realized on such sale. If the Common Shares are held for more than one year, any such gain or loss will be treated as long-term capital gain or loss.

        The complete text of the proposed 1995 Plan is set forth in Exhibit A to this Proxy Statement.

                      APPROVAL OF DESIGNATION OF AUDITORS

         The accounting firm of Arthur Andersen LLP has been the Company's independent accountants and auditors and has audited the accounts of the Company and its consolidated subsidiaries for a number of years. The Board of Directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 1996, subject to the approval of the shareholders for which the affirmative vote of a majority of the Common Shares present and voting at the Annual Meeting (in person or by proxy) is required. Arthur Andersen LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors. The Board of Directors recommends ratification of the selection of Arthur Andersen LLP as independent auditors of the Company for the year ending September 30, 1996.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


               SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

         Any shareholder who is the record or beneficial owner of at least 1% or $1,000 in market value of Common Shares of the Company entitled to be voted at the 1997 Annual Meeting of Shareholders and who has held such Shares for at least one year may present a proposal at the 1997 Annual Meeting. A shareholder who intends to present a proposal at the 1997 Annual Meeting of Shareholders, and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver the proposal to the Company not later than August 10, 1996.

                                 OTHER MATTERS

         The management does not know of any other matters which will come before the meeting. In case any other matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

                                              By order of the Board of Directors


                                              Mara L. Babin, Secretary

December 22, 1995.

                                   EXHIBIT A
                                   ---------

                             SIFCO INDUSTRIES, INC.

                             1995 STOCK OPTION PLAN


         1. PURPOSE OF PLAN. The Purpose of this Plan is to advance the interest of SIFCO Industries, Inc. (hereinafter called the "Company") and its shareholders by providing a means whereby employees of the Company may be granted (i) options to purchase shares of the common stock, $1.00 par value (hereinafter called "shares") of the Company and (ii) stock appreciation rights under the Plan, to the end that the Company may retain present personnel upon whose judgment, initiative and efforts the successful conduct of the business of the Company largely depends, and may attract new personnel. Some of the options granted under the Plan shall be options which are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, and are hereinafter sometimes called "incentive stock options".

         2. SHARES SUBJECT TO THE PLAN. The aggregate number of shares of the Company for which options may be granted under this Plan shall be 200,000; provided, however, that whatever number of shares shall remain reserved for issuance pursuant to the Plan at the time of any stock split, stock dividend or other change in the Company's capitalization shall be appropriately and proportionately adjusted to reflect such stock dividend, stock split or other change in capitalization. Such shares shall be made available from authorized but unissued or reacquired shares of the Company. Any shares for which an option is granted hereunder that are released from such option for any reason other than the exercise of stock appreciation rights granted hereunder shall become available for other options to be granted under this Plan.

         3. ADMINISTRATION OF THE PLAN. This Plan shall be administered under the supervision of the Compensation, Pension and Stock Option Committee (the "Committee") composed of not less than three directors of the Company appointed by the Board of Directors. Subject to the express provisions of this Plan, the Committee shall have conclusive authority to construe and interpret the Plan, any stock option agreement entered into thereunder, and any stock appreciation right granted thereunder and to establish, amend, and rescind rules and regulations for its administration, and shall have such additional authority as the Board of Directors may from time to time determine to be necessary or desirable.

         4. GRANTING OF OPTIONS. The Committee from time to time shall designate from among the full-time key employees of the Company, its subsidiaries, any corporation at least 20% of the voting securities of which is owned by the Company or a subsidiary of the Company, and any other business entity in which the Company or a subsidiary of the Company has at least a 50% interest, those employees to whom stock options to purchase shares shall be granted under this Plan, the number of shares which shall be subject to each option so granted, and the type of option granted. The Committee shall direct an appropriate officer of the Corporation to execute and deliver option agreements to employees reflecting the grant of options. All actions of the Committee under this Section shall be conclusive; provided, however, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under this Plan or any other plan of the Company and subsidiary corporations that provides for the granting of incentive stock options) shall not exceed $100,000. Any incentive stock option that is granted to any employee who is, at the time the option is granted, deemed for purposes of Section 422 of the Code, or any successor provision, to own shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of a parent or subsidiary of the Company, shall have an option price that is at least 110 percent of the fair market value of the stock and shall not be exercisable after the expiration of 5 years from the date it is granted.

         5. GRANTING OF STOCK APPRECIATION RIGHTS. The Committee shall have the discretion to grant to optionees, concurrently with the grant of an option, or with respect to outstanding options that are not incentive stock options, stock appreciation rights in connection with stock options on such terms and conditions as it deems appropriate. The Committee shall direct an appropriate officer of the Company to execute and deliver stock appreciation right grants to optionees reflecting the grant of stock appreciation rights. A stock appreciation right will allow an optionee to surrender an option or portion thereof and to receive payment from the Company in an amount equal to the excess of the aggregate fair market value of the optioned shares that are surrendered over the aggregate option price of such shares. Payment may be made in shares, cash or a combination of shares and cash, as provided in the grant. Shares as to which any option is so surrendered shall not be available for future options. The Committee may select employees to whom stock appreciation rights will be granted and determine the number of stock appreciation rights to be granted to each such employee.

         6. OPTION PERIOD. No incentive stock option granted under this Plan may be exercised later than ten years from the date of grant.

         7. OPTION PRICE. The option price shall be fixed by the Committee and set forth in the Option Agreement, which price shall not be less than the per share fair market value of the outstanding shares of the Company on the date that the option is granted, as determined by the Committee. The Committee may fix such option price and authorize one or more officers of the Company to compute the price. The option price may be payable in cash, Company stock, or a combination thereof. The date on which the Committee approves the granting of an option shall be deemed the date on which the option is granted.

         8. OPTION AGREEMENT. The Option Agreement in which option rights are granted to an employee shall be in the applicable form (consistent with this Plan) from time to time approved by the Committee and shall be signed on behalf of the Company by the Chairman of the Board, the President or any Vice President of the Company other than the employee who is a party thereto, and shall be dated as of the date of the granting of the option, as determined in Section 7 hereof.

         9. EXERCISE OF STOCK APPRECIATION RIGHTS. A stock appreciation right shall be exercisable at any time prior to its stated expiration date; but only to the extent the related stock option right may be exercised. No option or stock appreciation right shall be transferable by the optionee except by will or the laws of descent and distribution, and the options and stock appreciation rights may be exercised during the employee's lifetime only by him or his guardian or legal representative.

         10. AMENDMENT AND TERMINATION OF THE PLAN. The Company, by action of its Board of Directors, reserves the right to amend, modify or terminate at any time this Plan, or, by action of the Board with the consent of the optionee, to amend, modify or terminate any outstanding option agreement or grant of stock appreciation rights, except that the Company may not, without further shareholder approval, (i) increase the total number of shares as to which options may be granted under the Plan (except increases attributable to the adjustments authorized in Section 2 hereof), (ii) change the employees or class of employees eligible to receive options, (iii) reduce the price at which options may be granted, (iv) extend the expiration date of the Plan, or (v) materially increase the benefits accruing to participants under the Plan. Moreover, no action may be taken by the Company (without the consent of the optionee) which will impair the validity of any option or stock appreciation right then outstanding or which will prevent the incentive stock options issued or to be issued under this Plan from being "incentive stock options" under
Section 422 of the Code, or any successor provision.

         11. EFFECTIVE DATE OF PLAN. The Plan shall be effective upon adoption of the Plan by the Board of Directors of the Company. The Plan shall be submitted to the shareholders of the Company for approval within one year after its adoption by the Board of Directors and, if the Plan shall not be approved by the shareholders within said period, the Plan shall be void and of no effect. Any options granted under the Plan prior to the date of approval by the shareholders shall be void if such shareholders' approval is not obtained.

         12. EXPIRATION OF PLAN. Options may be granted under this Plan at any time prior to October 31, 2005, on which date the Plan shall expire but without affecting any options then outstanding.

                          SIFCO INDUSTRIES, INC.
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints CHARLES H. SMITH, JR., and GEORGE
  D. GOTSCHALL, and each of them, the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of the Shareholders of SIFCO Industries, Inc., to be held on January 30, 1996, and at any and all adjournments thereof, upon the following:

       (1) ELECTION OF DIRECTORS. To elect the following persons for three-year terms ending in 1999.

            William R. Higgins, Hudson D. Smith, J. Douglas Whelan

           / / FOR all nominees listed above         / / WITHHOLD Authority to
               (except as noted below)                   vote for all nominees

           (INSTRUCTIONS: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

           -----------------------------------------------------------------

       (2) ADOPTION OF THE 1995 STOCK OPTION PLAN.

                               / / FOR      / / AGAINST      / / ABSTAIN

       (3) RATIFICATION OF THE THE DESIGNATION OF ARTHUR ANDERSEN LLP, as independent auditors of the Company.
                               / / FOR      / / AGAINST      / / ABSTAIN

       (4) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                         / / GRANT AUTHORITY      / / WITHHOLD AUTHORITY
                                               (Continued on other side)

Proxy No.               (Proxy -- continued from other side)              Shares

      IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO ADOPT THE 1995 STOCK OPTION PLAN, FOR THE PROPOSAL TO RATIFY THE DESIGNATION OF INDEPENDENT AUDITORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

                                            Dated:_______________, 19___

                                            ____________________________

                                            ____________________________

                                            NOTE: The signature of this
                                            proxy should correspond with
                                            the name (or names), as
                                            shown hereon, in which your
                                            stock is registered. Where
                                            stock is registered jointly
                                            in the name of two or more
                                            persons, all should sign.

                                   Proxy Card